EXHIBIT 3.1
                           CERTIFICATE OF RESTATEMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                        BANCORP INTERNATIONAL GROUP, INC.
      (Formerly N.E.C. Properties, Inc. and March Indy International, Inc.)
                              a Nevada corporation

     The undersigned, Thomas Megas in his capacity as Chief Executive Officer of Bancorp International Group, Inc., hereby states that he has been duly authorized to sign this Certificate of Amendment and Restatement by resolutions of the Board of Directors of Bancorp International Group, Inc. adopted on March 7, 2006 in accordance with Section 78.403 of the Nevada Revised Statutes and this Certificate correctly sets forth the text of the Articles of Incorporation of Bancorp International Group, Inc. as amended to the date of this certificate as follows:

                                    ARTICLE I

                                      NAME

        The name of the corporation is BANCORP INTERNATIONAL GROUP, INC.

                                   ARTICLE II

                       RESIDENT AGENT & REGISTERED OFFICE

     Section 2.01. Resident Agent. The name and address of the Resident Agent for service of process is Resident Agency National, 377 South Nevada Street, Carson City, Nevada 89703-4290.

     Section 2.02. Registered Office. The address of its Registered office is 377 South Nevada Street, Carson City, Nevada 89703-4290.

     Section 2.03. Other Offices. The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held outside the State of Nevada with the same effect as if in the State of Nevada.

                                   ARTICLE III

                                     PURPOSE

     The corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.

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                                   ARTICLE IV

                                 SHARES OF STOCK

     Section 4.01 Number and Class. The total number of shares of authorized capital stock of the Corporation shall consist of two billion (2,000,000,000) shares of common stock, par value $.0001 per share (the "Common Stock") and fifteen million (15,000,000) shares of preferred stock, par value $.0001 (the "Preferred Stock").

     The Common Stock and Preferred Stock may be issued from time to time without action by the stockholders. The Common Stock and Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

     The Board of Directors may issue such shares of Common Stock and Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.

     On August 19, 2005, the Board of Directors approved and adopted the Certificate of Designation and Preferences and Rights of Preferred Stock and thereby created and designated the Preferred Stock to be known as Series A Convertible Preferred Stock and authorized the issuance thereof, fixed the designation and amount thereof and the preferences and relative, participating, optional and other special rights of the Series A Convertible Preferred Stock, and the qualifications, limitations or restrictions thereof as follows:

     1.1 Designation and Amount.

          The shares of the Preferred Stock shall be designated "Series A Convertible Preferred Stock (hereinafter sometimes called "Preferred Stock"), and the number of shares which may be issued shall be 15,000,000.

     1.2 Dividends.

               (A) The holders of shares of the Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, and as and when declared by the Board of Directors, dividends of every kind declared and paid to holders of the Corporation's Common Stock, at a rate per share equal to the Set Conversion Rate as defined below.

               (B) Each such dividend shall be paid to the holders of record of shares of the Preferred Stock as they appear on the stock register of the Corporation on the last day of the month next preceding the payment date thereof.

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     1.3 Conversion.

               The holders of shares of the Preferred Stock shall have the right, at their option, to convert such shares into shares of Common Stock of the Corporation, subject to the following terms and conditions:

               (A) The shares of Preferred Stock may be converted into fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock.

               (B) The shares of Preferred Stock shall be convertible at the office of the transfer agent for the Preferred Stock (the "Transfer Agent"), and at such other place or places, if any, as the Board of Directors of the Corporation may designate, into fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock.

               (C) The number of shares of Common Stock issuable upon conversion of each share of the Preferred Stock shall be equal to one hundred
          (100) shares of Common Stock (the "Set Conversion Rate"), subject to adjustment from time to time in certain instances as hereinafter provided.

               (D) No fractional shares of Common Stock will be issued, rather, one fractional share per holder will be rounded up to a whole share, provided that such rounding-up is in compliance with Section 1.3(A) above.

               (E) Before any holder of shares of the Preferred Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed and dated to the Corporation with a medallion signature guarantee, at the office of the Transfer Agent or at such other place or places, if any, as the Board of Directors of the Corporation has designated and shall give written notice to the Corporation at said office or place that he elects to convey the same.

               (F) The Corporation will, as soon as practicable thereafter, issue and deliver at said office or place to such holder of shares of the Preferred Stock certificates for the number of full shares of Common Stock to which he, she or it shall be entitled as aforesaid.

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               (G) Shares of the  Preferred  Stock  shall be deemed to have been converted as of the close of business on the date of the medallion signature guarantee on the certificate surrendered for conversion as provided above so long as it is received by the Corporation or the Corporation's transfer agent no later than the tenth business day thereafter, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of the close of business on such date.

     1.4 Adjustments

               (A) The Set Conversion Rate in effect at any time shall be subject to adjustment as follows:

                    (1) The Set  Conversion  Rate in  effect  at the time of the record or effective date for the following listed events shall be proportionately adjusted so that the holder of any share of the Preferred Stock surrendered for conversion after such time shall be entitled to receive the kind and amount of shares which he would have owned or have been entitled to receive had such share of the Preferred Stock been converted immediately prior to such time:

                         (a) If  the  Corporation  declares  a  dividend  on its
                    Common Stock in shares of its capital stock;

                         (b) If the Corporation subdivides its outstanding shares of Common Stock;

                         (c) If the Corporation  combines its outstanding shares
                    of Common Stock into a smaller number of shares; or

                         (d) If the Corporation  issues by  reclassification  of
                    its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) any shares of its capital stock.

                    (2) Such adjustment shall be made successively  whenever any event listed above shall occur.

                    (3) In case the Corporation  shall distribute to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) evidences of its indebtedness or assets (excluding dividends or other distributions paid out of earned surplus) or subscription rights or warrants (excluding those referred to in Section 1.4(A)(3) above), the Set Conversion Rate shall be adjusted so that the same shall equal the price determined by multiplying the Set
               Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive and described in a Board Resolution of the Corporation filed with the Transfer Agent) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business of the day following the date fixed for the determination of stockholders entitled to receive such distribution.

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                    (4) All calculations under this Section 1.4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                    (5) In case of any consolidation or merger of the Corporation with or into any other corporation (other than a consolidation or merger in which the Corporation is the continuing corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, the holder of each share of the Preferred Stock shall after such consolidation, merger, sale or transfer have the right to convert such share of the Preferred Stock into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive upon such consolidation, merger, sale or transfer if he had held the Common Stock issuable upon the conversion of such share of the Preferred Stock immediately prior to such consolidation, merger, sale or transfer.

               (B) In the event that at any time, as a result of an adjustment made pursuant to this Section 1.4, the holder of any share of the Preferred Stock surrendered for conversion shall become entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of any share of the Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in the foregoing subsections of this Sections 1.3 and the provisions of this Section 1.3 with respect to the Common Stock shall apply on like terms to any such other securities.

               (C) No adjustment in the Set Conversion Rate shall be required unless such adjustment would require a change of at least 1% in such price; provided, however, that any adjustments which by reason of this
          Section 1.4(C) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

               (D) Whenever the Set Conversion Rate is adjustable as herein provided:

                    (1) The  Corporation  shall  promptly file with the Transfer
               Agent for the Preferred Stock a certificate of the treasurer of the Corporation setting forth the adjusted Set Conversion Rate and showing in reasonably detail the facts upon which such adjustment is based, including a statement of the consideration received or to be received by the Corporation for any shares of Common Stock issued or deemed to have been issued; and

                    (2) A notice stating that the Set  Conversion  Rate has been adjusted and setting forth the adjusted Set Conversion Rate shall forthwith be required, and as soon as practicable after it is required, such additional notice shall be deemed to be required pursuant to this Section 1.4(D)(2) as of the opening of business on the tenth day after such mailing and shall set forth the Set Conversion Rate as adjusted at such opening of business, and upon the mailing of such additional notice no other notice need be given of any adjustment in the Set Conversion Rate occurring at or prior to such opening of business and after the time that the next preceding notice given by mailing became required.

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               (E) In each of the  following  instances  the  Corporation  shall cause to be filed with the Transfer Agent and shall cause to be mailed, first class postage prepaid, to the holders of record of the outstanding shares of Preferred Stock, at least 10 days prior to the applicable record date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such distribution or rights are to be determined, or the date on which
          such   reclassification,   consolidation,   merger,   sale,  transfer,
          dissolution,   liquidation   or  winding  up  is  expected  to  become
          effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common
          Stock  for  securities  or  other  property   deliverable   upon  such
          reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up:

                    (1) If the Corporation  shall authorize the  distribution to all holders of its Common Stock of evidences of its indebtedness or assets (other than dividends or other distributions paid out of earned surplus); or

                    (2) If the  Corporation  shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                    (3) In the event of any reclassification of the Common Stock
               (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

                    (4) In the event of any reclassification of the voluntary or
               involuntary  dissolution,   liquidation  or  winding  up  of  the
               Corporation.

               (F) Except as set forth herein, the holders of the Preferred Stock as provided herein are neither greater than nor less than, but entirely consistent with, the rights of the holders of Common Stock.

     1.5 Required Corporate Actions

               (A)

                    (1) Subject to the  provisions of Section  1.5(A)(2)  below, the Corporation will at all times reserve, keep available and be prepared to issue, free from any preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversion of the Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Preferred Stock.

                    (2) The  Corporation  shall from time to time, in accordance with the laws of the State of Nevada, take such actions as it necessary to amend its Certificate of Incorporation to increase the authorized amount of its Common Stock if at any time the Authorized amount of its Common Stock remaining unissued shall be not sufficient to permit the conversion of all Preferred Stock.

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                    (3) The  Corporation  shall,  if any shares of Common  Stock required to be reserved for issuance upon conversion of Preferred Stock, require registration with or approval of any governmental authority under any Federal or state law before such shares may be issued upon such conversion, endeavor to cause such shares to be so registered or approved as expeditiously as possible.

               (B)

                    (1) The  Corporation  will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of the Preferred Stock pursuant hereto.

                    (2) The Corporation shall not,  however,  be required to pay any tax which may be payable in respect of any transfer involved in the issue or transfer and delivery of shares of Common Stock in a name other than that in which the shares of the Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

               (C) Whenever reference is made in Sections 1.3, 1.4 or 1.5 to the issuance or sale of shares of Common Stock, the term "Common Stock" shall include any stock of any class of the Corporation other than preferred stock of any class with a fixed (absolutely or by reference to an adjustment formula) limit on dividends and a fixed amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

     1.6 Liquidation rights.

     In the event of any liquidation or dissolution or winding up of the Corporation, voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive liquidation benefits identical to those received by holders of any class of the Corporation's common stock, provided that each share of Preferred Stock shall be treated as if equal to the number of shares of Common Stock said shares are convertible into whether or not converted.

     1.7 Voting Rights.

     The Preferred Stock shall have the voting rights equal to the number of shares of Common Stock said shares are convertible into whether or not converted."

     Section 4.02. No Preemptive Rights. Holders of the Common stock of the corporation shall not have any preference, preemptive right, or right of subscription to acquire any shares of the corporation authorized, issued or sold, or to be authorized, issued or sold, and convertible into shares of the Corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors may determine from time to time.

     Section 4.03. Non-Assessability of Shares. The Common Stock of the corporation, after the amount of the subscription price has been paid, in money, property or services, as the directors hall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

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                                    ARTICLE V

                                    DIRECTORS

     Section 5.01. Governing Board. The members of the Governing Board of the Corporation shall be styled as directors.

     Section 5.02. Initial Board of Directors. Omitted.

     Section 5.03. Change in Number of Directors. The number of directors may be increased or decreased by a duly adopted amendment to the Bylaws of the corporation.

                                   ARTICLE VI

                                  INCORPORATOR

     The name and address of the incorporator is Cort W. Christie, P.O. Box 27740, Las Vegas, Nevada 89126.

                                   ARTICLE VII

                               PERIOD OF DURATION

     The corporation is to have a perpetual existence.

                                  ARTICLE VIII

                       DIRECTORS' AND OFFICERS' LIABILITY

     A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a directors of officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omission which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omission prior to such repeal or modification.

                                   ARTICLE IX

                                    INDEMNITY

     Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of which he is the legal representative, is or was a director officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any corporation, or as its representative in a partnership, joint vent, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada form time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amount paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director of officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

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     Without  limiting the  application of the foregoing,  the  stockholders  or
Board of Directors may adopt by-laws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase and maintain insurance eon behalf of any person who is or was a director of officer of the corporation, or is or was serving at the request of the corporation as director or officer of any other corporation, or as its representative in a partnership, joint venture, trust or other enterprises against by liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

     The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

                                    ARTICLE X

                                   AMENDMENTS

     Subject at all times to the express provisions of Section 4.03 which cannot be amended, this corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or its Bylaws, in the manner now or hereafter prescribed by statute or by these Articles of Incorporation or said Bylaws, and all rights conferred upon the stockholders are granted subject to this reservation.

                                   ARTICLE XI

                               POWERS OF DIRECTORS

     In furtherance and not in limitation of the powers conferred by statute the Board of Directors is expressly authorized:

(1) Subject to the Bylaws, if any, adopted by the stockholders, to make, alter or repeal the Bylaws of the corporation;
(2) To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the corporation;
(3) To authorize the guaranty by the corporation of securities, evidences of indebtedness and obligations of other persons, corporations and business entities;
(4) To set apart out of any of the funds of the corporation available for distributions a reserve or reserves for any proper purpose and to abolish any such reserve;
(5) By resolution, to designate one or more committees, each committee to consist of at least one director of the corporation, which, to the extent provided in the resolution or in the Bylaws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors; and
(6) To authorize the corporation by it s officers or agents to exercise all such powers to do all such acts and things as may be exercised or done by the corporation, except and to the extent that any such statute shall require action by the stockholders of the corporation with regard to the exercising of any such power or the doing of any such act or thing.

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In addition to the powers and authorities  hereinbefore or by statute  expressly conferred upon them, the Board of Directors may exercise all such powers and do all such acts and things as any be exercised or done by the corporation except as otherwise provided herein and by law.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 7th day of March 2006, hereby declaring and certifying that the facts stated hereinabove are true.

                                                    /S/ THOMAS MEGAS
                                                        ------------
                                                        Thomas Megas
                                                        Chief Executive Officer